First Amended and Restated Appendix A

TO OPERATING EXPENSES LIMITATION AGREEMENT BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
PALMER SQUARE CAPITAL MANAGEMENT LLC

Fund	Operating Expense Limit	Effective Date
Palmer Square Absolute Return Fund
Class A	2.50%	May 17, 2011
Class I	2.25%	May 17, 2011

Fountain Short Duration High Income Fund
Class A	1.24%
Class I	0.99%

Each Fund listed above is referred to in the Agreement as a “Fund”.

Agreed and accepted this ___ day of _______, 2013.

INVESTMENT MANAGERS SERIES TRUST	PALMER SQUARE CAPITAL MANAGEMENT LLC

By:	By:
Print Name:	Print Name:
Title:	Title:

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